Exhibit 99.1

Eclipse Resources Corporation Announces Launch of $650 Million Offering of Senior Notes

State College, Pennsylvania, June 12, 2015 – Eclipse Resources Corporation (“Eclipse Resources” or the “Company”) announced today that, subject to market conditions, it intends to offer $650 million in aggregate principal amount of senior unsecured notes due 2023 in a private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

The Company intends to use a portion of the net proceeds of the offering to finance the redemption of its outstanding 12.0% senior unsecured PIK notes due 2018. The Company intends to use the remaining net proceeds to fund the Company’s capital expenditure plan and for general corporate purposes.

The securities to be offered have not been registered under the Securities Act or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers in the United States under Rule 144A and outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Eclipse Resources

Eclipse Resources is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All statements, other than historical fact included in this press release, are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, risks associated with the Company’s level of indebtedness, the timing of development expenditures and the other risks described in the Company’s filings with the Securities and Exchange Commission.

Contact:

Eclipse Resources Corporation

Douglas Kris, Vice President: Investor Relations, 814-325-2059

dkris@eclipseresources.com